Exhibit 16.1
October 12, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
Dear Sir or Madam:
We have read the statements made by Armstrong Resource Partners, L.P. in the section titled “Change in Auditor” in its Registration Statement on Form S-1, expected to be filed with the SEC on or about October 12, 2011, and agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ Grant Thornton LLP